Zion Oil & Gas Newsletter
August 28, 2009

Dear Shareholder and/or Friend of Zion...

The Ma'anit-Rehoboth #2 Well

Drilling Operations on the Ma'anit-Rehoboth #2 Well

This week, I want to share with you a number of photographs taken during the past week. The photographs, together with my comments, will update you regarding some of our work during the past seven days.

An important part of our geological work during drilling is to continually examine the rock cuttings from the well bore (brought up to the surface by the circulating drilling mud) and match that physical evidence against the 'expected' rock cuttings. In our database of scientific information, we maintain a computer model of the expected rock strata.

As more information is gathered, the computer model is amended and in the event of a material difference between the 'actual' and the 'expected', it may be highly desirable to obtain further information by 'logging'.

You may remember (from our previous logging) that the definition of 'logging' is: 'to test and evaluate the well, using electrical wireline well logs'.

The 'sonde' is lowered down the hole on a 'wireline' and various measurements are recorded.

The 'sonde' is a cylinder filled with instruments that can sense the electrical, radioactive and sonic properties of the rocks (and their fluids) and the diameter of the wellbore.

The 'wireline' is an armored cable with steel cables surrounding conductor cables in insulation. It is reeled out from a drum in the back of the logging truck.

The data from the sonde is transmitted up the cable to instruments in the logging truck and recorded.

Using state-of-the-art Baker Atlas logging equipment, we are able to obtain very high-quality data. This past week, we logged an interval of approximately 500 meters; from a depth of approximately 4,825 meters down to approximately 5,325 meters.

Here are the photographs:

Carrying out a logging tool

...and setting-up the logging tool

...then, up the ramp...

...and down into the Well

Outside the Baker Hughes (Baker Atlas) Logging Unit

Inside the Baker Hughes (Baker Atlas) Logging Unit

Glen Perry examining one of the logs

The logging will enable us to make decisions based on scientific evaluation rather than hunches and guesstimates.

So, this past week, we are still at a depth of approximately 17,470 feet (5,325 meters), close to our final target of approximately 18,040 feet (5,500 meters).

Operations on the site of the proposed Elijah #3 Well

This past week we have continued with site preparation work. Using earth moving equipment, we have made the location level and have spread approximately 50 tons of gravel on top of the soil (and that is just the base layer). We need to have a very firm and level surface for the drilling rig to stand on.

The water connection has been completed and the reserve pit has been dug, so we are on schedule.

(New) Rights Offering

On Wednesday, July 29, 2009, Zion filed a registration statement with the Securities and Exchange Commission (SEC) with respect to a proposed Rights Offering to its common stockholders.

The registration statement is currently under review by the SEC.

NASDAQ Stock Exchange

Stock trading began in 1688 in London, England and, in 1792, twenty-four New York stock brokers agreed to establish an exchange in Wall Street. In 1817 that exchange was renamed 'The New York Stock & Exchange Board'.

NASDAQ (National Association of Securities Dealers Automated Quotation) was established in 1971. This was the first stock exchange to introduce the concept of electronics in stock trading and is one of the most efficient stock exchanges in the world.

As you can read in our (August 17, 2009) press release, we are switching the listing of our stock and warrants from the NYSE Amex to the NASDAQ Global Market (NGM). NASDAQ is the largest U.S. electronic stock market.

We have received approval from the NASDAQ stock exchange and anticipate that our stock and warrants will start trading on NASDAQ, this coming week, on September 2, 2009.

This switch should not trouble you, as Zion’s common stock will continue to trade under the symbol ZN.  Zion’s warrants will trade under a new symbol, ZNWAW.

We are scheduled to participate in NASDAQ's opening bell-ringing ceremony on September 2, 2009 and will provide a link for you, on Zion's website, so that you can watch the proceedings 'live'.

A live webcast of the opening bell ceremony will be available on September 2 from 9:20 a.m. to 9:35 a.m. EDT (Eastern Daylight Time) or, if you prefer, 9:20 a.m. to 9:35 a.m. New York time, at:

www.zionoil.com

and

http://www.nasdaq.com/about/marketsitetowervideo.asx

We believe that listing on NASDAQ will be positive for Zion, as we anticipate increased: (i) investor attention, (ii) analyst attention, and (iii) liquidity in our stock.

We also believe that listing on NASDAQ will be positive for those buying or selling Zion stock, as we anticipate: (i) lower costs per trade, and (ii) faster execution times.

As Zion Oil & Gas, Inc. continues to grow, we also project that our annual listing costs on NASDAQ will be less expensive. I am not afraid to admit that keeping administrative costs under control is a major priority for us.

But we don't forget for a moment that our primary objective is to find and recover hydrocarbons in Israel.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION ( 1-888-891-9466 ).

Contact Information

 More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com